Exhibit 99.1

PPD Reports First Quarter 2020 Results

WILMINGTON, N.C. (May 6, 2020)—PPD, Inc. (Nasdaq:PPD), a leading global contract research organization, today reported its financial results for the first quarter ended March 31, 2020.

Highlights

•	Net authorizations of $1,063.6 million, representing 8.8% growth over first quarter 2019 and resulting in a net book-to-bill ratio of 1.30x on a historical basis

•	Ending backlog of $7,312.2 million, representing 11.9% growth over first quarter 2019 on a historical basis

•	Revenue of $1,072.5 million, representing 11.3% growth over first quarter 2019

•	Net income attributable to common stockholders of $4.2 million, representing 194.6% growth over first quarter 2019

•	Adjusted EBITDA of $196.9 million, representing 17.3% growth over first quarter 2019

•	Cash and cash equivalents of $738.4 million as of March 31, 2020

•	Full year 2020 financial guidance withdrawn due to uncertainty associated with COVID-19

•	Second quarter 2020 guidance for revenue of $907 million to $946 million; and adjusted EBITDA of $170 million to $177 million

“While we were pleased with our strong commercial and financial results for Q1, our full attention is focused on navigating the challenges presented by the COVID-19 pandemic, most importantly, ensuring the health and safety of our employees, patients and customers,” said David Simmons, PPD’s chairman and CEO. “We are coordinating closely with customers to minimize study disruptions where possible and ensure continued access to drug supply for patients in ongoing studies. This pandemic highlights the crucial role the life sciences industry plays in our society and underscores the importance of PPD’s purpose and mission ‘to improve health by helping our customers deliver life-changing therapies.’ To that end, we are proud to be actively working on thirty-nine studies related to COVID-19 treatments and vaccines.”

First Quarter 2020 Results

Revenue for the three months ended March 31, 2020 increased by 11.3% to $1,072.5 million, compared to $963.7 million for the three months ended March 31, 2019. At the segment level, Clinical Development Services revenue of $870.9 million grew 7.6% and Laboratory Services revenue of $201.6 million grew 30.6% compared to the three months ended March 31, 2019. Beginning in the first quarter of 2020, PPD revised the presentation of its reportable segments based on how management reviews performance and allocates resources. Segment revenue now includes direct, third-party pass-through and reimbursable out-of-pocket revenue. PPD’s segment information for the first quarter of 2019 has been recast to reflect the change in segment presentation.

Net income attributable to common stockholders for the three months ended March 31, 2020 was $4.2 million, or $0.01 per diluted share, compared to a net loss attributable to common stockholders of $4.5 million, or $0.02 per diluted share, for the three months ended March 31, 2019. Adjusted net income for the three months ended March 31, 2020 was $76.5 million, or $0.24 per diluted share, compared to adjusted net income of $55.9 million, or $0.20 per diluted share, for the three months ended March 31, 2019.

Adjusted EBITDA for the three months ended March 31, 2020 was $196.9 million, compared to $167.8 million for the three months ended March 31, 2019.

Important disclosures about and reconciliations of non-GAAP measures to their most directly comparable GAAP measures, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are provided below in this press release.

Backlog and Net Authorizations

The following tables provide selected information related to PPD’s backlog and net authorizations:

Backlog and Net Authorizations - Historical Basis

(dollars in millions)	2020		2019		$ Change	% Change
Net authorizations (for the three months ended March 31)	$1,063.6		$977.8		$85.8	8.8%
Backlog (as of March 31)	7,312.2		6,536.0		776.2	11.9
Backlog conversion (for the three months ended March 31)	11.6%		12.0%			(0.4)
Net book-to-bill (for the three months ended March 31)	1.30	x	1.29	x

Backlog and Net Authorizations - Direct Basis

(dollars in millions)	2020		2019		$ Change	% Change
Net authorizations (for the three months ended March 31)	$1,063.6		$977.8		$85.8	8.8%
Backlog (as of March 31)	7,574.8		6,733.2		841.6	12.5
Backlog conversion (for the three months ended March 31)	11.1%		11.3%			(0.2)
Net book-to-bill (for the three months ended March 31)	1.31	x	1.34	x

Backlog and Net Authorizations - Direct and Indirect Basis

(dollars in millions)	2020		2019		$ Change	% Change
Net authorizations (for the three months ended March 31)	$1,417.2		$1,277.0		$140.2	11.0%
Backlog (as of March 31)	10,620.1		9,499.0		1,121.1	11.8
Backlog conversion (for the three months ended March 31)	10.4%		10.5%			(0.1)
Net book-to-bill (for the three months ended March 31)	1.32	x	1.33	x

Financial Position

As of March 31, 2020, cash and cash equivalents were $738.4 million, gross debt was $4,395.4 million and net debt was $3,657.0 million, resulting in a net leverage ratio of 4.5x trailing twelve month adjusted EBITDA.

In March 2020, PPD borrowed $150.0 million from its $300.0 million revolving credit facility to provide additional liquidity solely as a precautionary measure to further strengthen its cash position and preserve financial flexibility in light of uncertainty in the global markets due to COVID-19. Under the terms of its credit agreement, in the event borrowings are greater than 30% of revolving credit capacity at the end of a fiscal quarter, PPD is subject to a financial covenant, the details of which are as follows:

Measure	Requirement	As of March 31, 2020
Net secured leverage ratio	Not greater than 5.0x	3.1x

As of March 31, 2020, PPD had an additional $148.4 million of borrowing capacity remaining on its revolving credit facility.

Financial Guidance

PPD originally provided full year 2020 financial guidance in connection with the reporting of its fourth quarter and full year 2019 results on March 4, 2020. After that date and due to the COVID-19 pandemic, some customers have delayed new studies and/or paused ongoing studies or certain activities in ongoing studies, such as patient recruitment, patient enrollment, site visits and site monitoring. Due to uncertainties associated with the extent and duration of the impacts of the COVID-19 pandemic, as well as its ability to mitigate related disruptions, PPD is withdrawing its full year 2020 financial guidance.

PPD is announcing second quarter 2020 financial guidance as follows:

Revenue	$907 million to $946 million
Adjusted EBITDA	$170 million to $177 million

Additional details on the expected operational and financial impacts of the COVID-19 pandemic will be provided during PPD’s first quarter 2020 earnings conference call.

Webcast and Conference Call Details

PPD will host a conference call on Thursday, May 7, 2020 at 8:30 a.m. (Eastern Time) to discuss its first quarter 2020 financial results. The conference call can be accessed live over the phone by dialing +1 855 327 6837, or for international callers, +1 631 891 4304.

Investors and other interested parties also may listen to a live webcast of the conference call by logging onto the investors section of PPD’s website at investors.ppd.com. An online replay will be available after the call and can be accessed by dialing +1 844 512 2921, or for international callers, +1 412 317 6671. The passcode for the live conference call and the replay is 10009309. The replay will be available until Thursday, May 21, 2020.

About PPD

PPD is a leading global contract research organization providing comprehensive, integrated drug development, laboratory and lifecycle management services. Our customers include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 46 countries and approximately 24,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a firm commitment to quality to help customers bend the cost and time curve of drug development and optimize value in delivering life-changing therapies to improve health. For more information, visit www.ppd.com.

PPD Contacts

Media: Ned Glascock +1 910 558 8760 ned.glascock@ppd.com	Investors: +1 910 558 2899 investors@ppd.com

Forward-Looking Statements

This press release contains forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions, including forward-looking statements about the impact from the novel coronavirus disease (the “COVID-19 pandemic”). Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, including the impact from the COVID-19 pandemic, and our ability to achieve our projected second quarter 2020 guidance, and therefore actual results might differ materially from those expressed in the forward-looking statements. Factors that might materially affect such forward-looking statements include: the magnitude, continued duration, geographic reach and ongoing impact on the global economy and capital and credit markets of the COVID-19 pandemic; the current and uncertain future impact from the COVID-19 pandemic on our business, growth, reputation, prospects, financial condition, results of operations (including components of our financial results), cash flows and liquidity; the fragmented and highly competitive nature of the drug development services industry; changes in trends in the biopharmaceutical industry; our ability to keep pace with rapid technological changes that could make our services less competitive or obsolete; political, economic and/or regulatory influences and changes; any failure of our backlog to accurately predict or convert into future revenue; the fact that our customers can terminate, delay or reduce the scope of our contracts with them upon short notice or with no notice; the impact of industry, customer and therapeutic area concentration; our ability to accurately price our contracts and manage our costs associated with performance of such contracts; any failures in our information and communication systems impacting us or our customers, clinical trial participants or employees; any failure to perform services in accordance with contractual requirements, regulatory standards and ethical standards; our ability to recruit, retain and motivate key personnel, including the loss of any key executive who becomes seriously ill with COVID-19; our ability to attract suitable investigators or enroll a sufficient number of patients for our customers’ clinical trials; any failure by us to comply with numerous privacy laws; our dependence on third parties for critical goods and support services, including a significant impact from the COVID-19 pandemic to our suppliers; our dependence on our technology network, and the impact from upgrades to the network; any violation of laws, including laws governing the conduct of clinical trials or other biopharmaceutical research, and anti-corruption laws; competition between our existing and potential customers and the potential negative impact on our business; our management of business restructuring transactions and the integration of acquisitions; risks related to the drug development services industry that could result in potential liability; any failure of our insurance to cover the potential liabilities associated with the operation of our business and provision of services; our use of biological and hazardous materials, which could result in liability; international or U.S. economic, currency, political and other risks, including those caused by the global COVID-19 pandemic; disruption to our operations by the occurrence of a natural disaster, pandemic (such as the COVID-19 pandemic) or other catastrophic events; economic conditions and regulatory changes from the United Kingdom’s exit from the European Union; any inability to adequately protect our intellectual property or the security of our systems and the data stored therein; consolidation amongst our customers, and the potential for rationalization of the combined drug development pipeline, resulting in fewer products in clinical development; any patent or other intellectual property litigation we might be involved in; changes in tax laws, or interpretations of existing tax laws; our investments in third parties; the substantial value of our goodwill and intangible assets, which we might not fully realize, resulting in impairment losses; difficult and volatile conditions in the capital and credit markets and in the overall economy, including those caused by the COVID-19 pandemic; risks related to our indebtedness; risks related to ownership of our common stock; the significant influence of certain significant stockholders over us; and other factors beyond our control. We assume no obligation and disclaim any duty to revise or update any forward-looking statements, or make any new forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Backlog and Net Authorizations

Revenue is comprised of direct, third-party pass-through and out-of-pocket revenue from providing services to customers. Direct revenue represents revenue associated with the direct services. Third-party pass-through and out-of-pocket revenue (collectively, “indirect revenue”) represents the reimbursement by customers of third-party pass-through and out-of-pocket costs incurred by PPD under its contracts with customers.

Historically, PPD reported backlog and net authorizations on a basis which excluded indirect revenues and the impact of Accounting Standards Codification (“ASC”) 606 (“ASC 606”) on direct revenue (“Backlog and Net Authorizations—Historical Basis”). During the first quarter of 2020, PPD began to assess backlog and net authorizations on a ASC 606 direct revenue basis (“Backlog and Net Authorizations—Direct Basis”) and an ASC 606 total direct and indirect revenue basis (“Backlog and Net Authorizations—Direct and Indirect Basis”).

Net authorizations represent new business awards, net of award or contract modifications, contract cancellations, foreign currency fluctuations and other adjustments. Backlog for all periods represents anticipated revenues for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Backlog conversion represents the quarterly average of revenues for the period divided by opening backlog for that period. The net book-to-bill ratio represents the amount of net authorizations for the period divided by revenues recognized in that period.

Due to the COVID-19 pandemic, some PPD customers have delayed new studies and/or paused ongoing studies or certain activities in ongoing studies, such as patient recruitment, patient enrollment, site visits and site monitoring. These delays have impacted, and will continue to impact, the timing and extent to which backlog has and will convert to revenue. PPD has not adjusted backlog to remove the backlog associated with these studies as the customers for these studies have not canceled these studies or notified PPD of their intent to cancel these studies.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net secured debt, net leverage ratio and net secured leverage ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial performance or financial position that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income (loss) attributable to common stockholders of PPD, adjusted for changes in recapitalization investment portfolio consideration and net (income) loss attributable to noncontrolling interest and before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. Adjusted net income (and adjusted diluted earnings per share) consists of net income (and diluted earnings per share) attributable to common stockholders of PPD before amortization and the elimination of (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. In the case of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, we believe that making such adjustments provides management and investors meaningful information to understand our operating performance and ability to analyze financial and business trends on a period-to-period basis. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we note that revenue generated from such intangibles is included within revenue in determining net income (loss) attributable to common stockholders of PPD.

Other companies in our industry may calculate adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net secured debt, net leverage ratio and net secured leverage ratio differently than we do. As a result, these non-GAAP financial measures have limitations as analytical and comparative tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net secured debt, net leverage ratio and net secured leverage ratio should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these performance and liquidity financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Our presentation of adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net secured debt, net leverage ratio and net secured leverage ratio should not be construed as an inference that our future results and financial position will be unaffected by unusual items. Net debt consists of the outstanding principal balance of the term loan, senior unsecured notes, other debt, finance lease obligations and revolving credit borrowings, less cash and cash equivalents, and the net leverage ratio is equal to net debt divided by trailing twelve month adjusted EBITDA as reported. Net secured debt consists of the outstanding principal balance of the term loan and revolving credit borrowings, less cash and cash equivalents, and the net secured leverage ratio is equal to net secured debt divided by trailing twelve month adjusted EBITDA.

PPD has not reconciled the forward-looking adjusted EBITDA guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, including, but not limited to, costs related to unplanned acquisitions, incentive compensation (including stock-based compensation), transaction costs, recapitalization portfolio interest consideration, uncertainties caused by the global COVID-19 pandemic and other items not reflective of PPD’s ongoing operations, which are potential adjustments to future earnings. PPD expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

PPD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue	$1,072,462	$963,738
Operating costs and expenses:
Direct costs, exclusive of depreciation and amortization	414,439	367,202
Reimbursed costs	250,850	225,019
Selling, general and administrative expenses	247,776	218,380
Depreciation and amortization	66,315	65,418

Total operating costs and expenses	979,380	876,019

Income from operations	93,082	87,719
Interest expense, net	(64,710)	(66,523)
Loss on extinguishment of debt	(50,065)	—
Loss on investments	(26,872)	(14,100)
Other income (expense), net	29,294	(24,301)

Loss before benefit from income taxes	(19,271)	(17,205)
Benefit from income taxes	(7,717)	(3,299)

Loss before equity in losses of unconsolidated affiliates	(11,554)	(13,906)
Equity in losses of unconsolidated affiliates, net of income taxes	(1,566)	(328)

Net loss	(13,120)	(14,234)
Net income attributable to noncontrolling interest	(2,718)	(861)

Net loss attributable to PPD, Inc.	(15,838)	(15,095)
Recapitalization investment portfolio consideration	20,062	10,628

Net income (loss) attributable to common stockholders of PPD, Inc.	$4,224	$(4,467)

Income (loss) per share attributable to common stockholders of PPD, Inc.:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)
Weighted-average common shares outstanding:
Basic	318,221	279,086
Diluted	322,424	279,086

PPD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except par value)

Assets
	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$738,364	$345,187
Accounts receivable and unbilled services, net	1,352,232	1,326,614
Income taxes receivable	18,498	27,437
Prepaid expenses and other current assets	115,845	119,776

Total current assets	2,224,939	1,819,014
Property and equipment, net	455,439	458,845
Investments in unconsolidated affiliates	31,953	34,028
Investments	223,668	250,348
Goodwill, net	1,723,334	1,764,104
Intangible assets, net	835,284	892,091
Other assets	148,676	156,220
Operating lease right-of-use assets	171,495	181,596

Total assets	$5,814,788	$5,556,246

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable	$116,568	$130,060
Accrued expenses:
Payables to investigators	324,053	322,231
Accrued employee compensation	246,993	263,834
Accrued interest	12,365	44,527
Other accrued expenses	163,197	138,632
Income taxes payable	9,295	15,161
Unearned revenue	1,057,988	1,110,872
Current portion of operating lease liabilities	46,265	45,962
Current portion of long-term debt and finance lease obligations	35,894	35,794

Total current liabilities	2,012,618	2,107,073
Accrued income taxes	16,909	38,465
Deferred tax liabilities	82,946	92,225
Recapitalization investment portfolio liability	171,616	191,678
Long-term operating lease liabilities, less current portion	143,962	153,766
Long-term debt and finance lease obligations, less current portion	4,336,826	5,608,134
Other liabilities	97,068	33,017

Total liabilities	6,861,945	8,224,358
Redeemable noncontrolling interest	32,741	30,036
Stockholders’ deficit:
Preferred stock—$0.01 par value; 100,000 shares authorized as of March 31, 2020 none issued and outstanding as of March 31, 2020	—	—
Common stock—$0.01 par value; 2,000,000 and 2,080,000 shares authorized as of 349,310 shares issued and 348,584 shares outstanding as of March 31, 2020, and 280,127 shares issued and 279,426 shares outstanding as of December 31, 2019	3,493	2,801
Treasury stock, at cost, 726 shares and 701 shares, as of March 31, 2020 and
December 31, 2019, respectively	(13,268)	(12,707)
Additional paid-in-capital	1,782,232	1,983
Accumulated deficit	(2,387,903)	(2,391,321)
Accumulated other comprehensive loss	(464,452)	(298,904)

Total stockholders’ deficit	(1,079,898)	(2,698,148)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$5,814,788	$5,556,246

PPD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(13,120)	$(14,234)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66,315	65,418
Stock-based compensation expense	5,272	3,734
Non-cash operating lease expense	9,819	10,400
Amortization of debt issuance costs, modification costs and debt discounts	3,857	2,575
Non-cash losses (gains) on interest rate swaps	5,965	(2,410)
Loss on investments	26,872	14,100
Deferred income tax expense	8,790	3,342
Loss on extinguishment of debt	50,065	—
Amortization of costs to obtain a contract	1,561	2,874
Other	1,456	(970)
Change in operating assets and liabilities, net of effect of business acquired:
Accounts receivable and unbilled services, net	(61,700)	(1,736)
Prepaid expenses and other current assets	22,135	9,028
Other assets	(9,546)	(12,840)
Income taxes, net	(18,767)	(12,543)
Accounts payable, accrued expenses and other liabilities	(48,119)	(73,888)
Operating lease liabilities	(9,868)	(9,208)
Unearned revenue	(21,614)	29,953

Net cash provided by operating activities	19,373	13,595

Cash flows from investing activities:
Purchases of property and equipment	(42,768)	(24,761)
Acquisition of business, net of cash and cash equivalents acquired	—	(5,731)
Capital contributions paid for investments, net of distributions received	(452)	(898)
Investments in unconsolidated affiliates	—	(20,000)

Net cash used in investing activities	(43,220)	(51,390)

Cash flows from financing activities:
Purchase of treasury stock	(865)	(303)
Proceeds from exercise of stock options	2,709	2,889
Borrowing on Revolving Credit Facility	150,000	—
Redemption of HoldCo Notes	(1,464,500)	—
Payments on long-term debt and finance leases	(10,427)	(8,590)
Net proceeds from initial public offering	1,774,941	—

Net cash provided by (used in) financing activities	451,858	(6,004)

Effect of exchange rate changes on cash and cash equivalents	(34,834)	27,844

Net increase (decrease) in cash and cash equivalents	393,177	(15,955)
Cash and cash equivalents, beginning of the period	345,187	553,066

Cash and cash equivalents, end of the period	$738,364	$537,111

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31, 2020
	2020	2019
Net income (loss) attributable to common stockholders of PPD, Inc.	$4,224	$(4,467)	$63,358
Recapitalization investment portfolio consideration	(20,062)	(10,628)	(16,280)
Net income attributable to noncontrolling interests	2,718	861	6,791

Net (loss) income	(13,120)	(14,234)	53,869
Reconciliation to Adjusted EBITDA:
Interest expense, net	$64,710	$66,523	$309,931
Benefit from income taxes	(7,717)	(3,299)	(1,461)
Depreciation and amortization	66,315	65,418	265,727
Stock-based compensation expense	5,272	3,734	17,170
Option holder special bonuses (a)	2,105	—	20,979
Other (income) expense, net	(29,294)	24,301	(26,452)
Goodwill and other asset impairments	—	—	1,284
Sponsor fees and related costs (b)	448	933	3,320
Severance and charges for other cost reduction activities (c)	754	2,612	8,540
Transaction-related and public company transition costs (d)	3,625	3,991	22,584
Loss on extinguishment of debt	50,065	—	50,065
Loss on investments (e)	26,872	14,100	31,815
Other adjustments (f)	26,823	3,761	48,592

Adjusted EBITDA	$196,858	$167,840	$805,963

Reconciliation to Adjusted Net Income:
Net loss	$(13,120)	$(14,234)
Amortization of intangible assets	39,697	40,743
Amortization of debt issuance and modification costs and debt discount	3,857	2,575
Amortization of accumulated other comprehensive income on derivative instruments	(2,342)	(2,410)
Stock-based compensation expense	5,272	3,734
Option holder special bonuses (a)	2,105	—
Other (income) expense, net	(29,294)	24,301
Sponsor fees and related costs (b)	448	933
Severance and charges for other cost reduction activities (c)	754	2,612
Transaction-related and public company transition costs (d)	3,625	3,991
Loss on extinguishment of debt	50,065	—
Loss on investments (e)	26,872	14,100
Other adjustments (f)	26,823	3,761

Total adjustments	127,882	94,340

Tax effect of adjustments (g)	(33,478)	(24,253)
Other tax adjustments (g)	(4,776)	—

Adjusted net income	$76,508	$55,853

Diluted weighted average common shares outstanding	322,424	279,086

Adjusted diluted earnings per share (h)	$0.24	$0.20

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(unaudited)

(in thousands)

Calculation of Net Leverage Ratios as of March 31, 2020	As Reported
Gross debt	$4,395,363
Less: Cash and cash equivalents	738,364

Net debt	$3,656,999
Less: Unsecured debt	1,157,040

Net secured debt	$2,499,959

Trailing twelve month adjusted EBITDA	$805,963

Net leverage ratio (net debt/trailing twelve month adjusted EBITDA)	4.5	x

Net secured leverage ratio (net secured debt/trailing twelve month adjusted EBITDA)	3.1	x

(a)	Represents PPD’s costs associated with special cash bonuses paid to PPD’s option holders.
(b)

Represents management fees incurred under consulting services agreements with certain investment funds of Hellman & Friedman LLC and its affiliates and The Carlyle Group, Inc. and its affiliates. These consulting services agreements terminated upon consummation of PPD’s IPO.

(c)

Represents employee separation costs, exit and disposal costs with the full or partial exit of certain leased facilities, costs associated with planned employee reorganizations and other contract termination costs from various cost-reduction activities.

(d)

Represents integration and transaction costs incurred with completed or contemplated acquisitions, costs incurred in connection with PPD’s IPO, other transaction costs and costs associated with PPD’s public company transition.

(e)	Represents the fair value accounting gains or losses primarily from PPD’s investments in Auven Therapeutic Holdings, L.P. and venBio Global Strategic Fund, L.P.
(f)

Other adjustments include amounts that management believes are not representative of our operating performance. These adjustments include implementation costs associated with a new enterprise resource planning application, one-time cost incurred in 2020 associated with the termination of a long-term incentive program which is being replaced by a traditional stock-based program in 2020, advisory costs associated with the adoption of new accounting standards and other unusual charges or income.

(g)

Non-GAAP adjustments were tax effected at an estimated blended effective tax rate of 26%, excluding the change in recapitalization investment portfolio consideration. The non-recurring net benefit for the three months ending March 31, 2020 is reflected as an adjustment as it is not representative of PPD’s operating performance.

(h)	The effect of certain securities considered anti-dilutive under GAAP, if included, would not change adjusted diluted earnings per share as presented for the three months ended March 31, 2019.